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February 25, 1997



Report of Independent Accountants

To the Investors and Trustees of Standish, Ayer & Wood Investment Trust Master Portfolio

Re:      Standish Small Capitalization Equity Portfolio
         Standish Small Capitalization Equity Portfolio II
         Standish Equity Portfolio
         Standish Fixed Income Portfolio
         Standish Global Fixed Income Portfolio


In planning and performing our audit of the financial statements and supplementary data of the above referenced portfolios, for the period from the start of business May 3, 1996, through December 31, 1996, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and supplementary data and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the portfolios referenced above is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in accordance with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.


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Our  consideration  of the  internal  control  structure  would not  necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and supplementary data being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 1996.



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Page
February 25, 1997
This report is intended solely for the information and use of management of the portfolios referenced above and the Securities and Exchange Commission.





/S/ Coopers & Lybrand L.L.P.
Chartered Accountants
Toronto, Ontario


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